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                                                                     EXHIBIT 3.1

                                    FORM OF
                          AMENDED AND RESTATED CHARTER
                                       OF
                           RADIO SYSTEMS CORPORATION



         The undersigned, pursuant to Section 48-20-107 of the Tennessee Business Corporation Act (the "Act"), adopts the following amended and restated charter for such corporation:

         1. NAME. The name of the corporation is Radio Systems Corporation (the "Corporation").

         2. CAPITAL STOCK. The maximum number of shares which the Corporation shall have the authority to issue is:

         (a) Fifty million (50,000,000) shares of Common Stock, no par value per share (the "Common Stock"), which shall be entitled to one vote per share and, upon dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation; and

         (b) Ten million (10,000,000) shares of Preferred Stock, no par value per share (the "Preferred Stock").

                  (i) The Board of Directors is hereby authorized to issue the Preferred Stock from time to time in one or more series, which Preferred Stock shall be preferred to the Common Stock as to dividends and distribution of assets of the Corporation on dissolution, as hereinafter provided, and shall have such distinctive designations as may be stated in the articles of amendment providing for the issuance of such stock adopted by the Board of Directors. In such articles of amendment providing for the issuance of shares of each particular series, the Board of Directors is hereby expressly authorized and empowered to fix the number of shares constituting such series and to fix the relative rights and preferences of the shares of the series so established to the full extent allowable by law except insofar as such rights and preferences are fixed herein. Such authorization of the Board of Directors shall expressly include the authority to fix and determine the relative rights and preferences of such shares in the following respects:

                           (A)      The rate of dividend;

                           (B) Whether shares can be redeemed or called and, if so, the redemption or call price and terms and conditions of redemption or call;

                           (C) The amount payable upon shares in the event of voluntary and involuntary liquidation;

                           (D) The purchase, retirement or sinking fund provisions, if any, for the call, redemption or purchase of shares;

                           (E) The terms and conditions, if any, on which shares may be converted into Common Stock or any other securities;

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                           (F)      Whether or not shares have voting rights,
                  and the extent of such voting rights, if any, including the number of votes per share; and

                           (G) Whether or not shares shall be cumulative, non-cumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

                  All shares of the Preferred Stock shall be of equal rank and shall be identical, except in respect to the particulars that may be fixed by the Board of Directors as hereinabove provided in this paragraph and which may vary among the series. Different series of the Preferred Stock shall not be construed to constitute different classes of stock for the purpose of voting by classes, except when such voting by classes is expressly required by law.

                  (ii) The holders of Preferred Stock are entitled to receive, when and as declared by the Board of Directors, but only from funds legally available for the payment of dividends, cash dividends at the annual rate for each particular series as theretofore fixed and determined by the Board of Directors as hereinbefore authorized, and no more; such dividends to be payable before any dividend on Common Stock shall be paid or set apart for payment. Arrearages in the payment of dividends shall not bear interest.

                  (iii) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount in cash for each share equal to the amount fixed and determined by the Board of Directors in any articles of amendment providing for the issue of any particular series of Preferred Stock, plus an amount equal to any dividends payable to such holder which are then unpaid, either under the provisions of the articles of amendment providing for the issue of such series of Preferred Stock or by declaration of the Board of Directors, on each such share up to the date fixed for distribution, and no more, before any distribution shall be made to the holders of Common Stock.

         3. REGISTERED OFFICE. The address of the registered office of the Corporation in Roane County, Tennessee is 1108 W. Outer Drive, Oak Ridge, Tennessee 37830. The Corporation's registered agent at the registered office is Melvin E. Koons.

         4. INITIAL INCORPORATOR. The sole initial incorporator of the Corporation was Randal D. Boyd, 5008 National Drive, Knoxville, Tennessee 37914.

         5. PRINCIPAL OFFICE. The address of the principal office of the Corporation is 5008 National Drive, Knoxville, Tennessee 37914.

         6.       FOR PROFIT.  The Corporation is for profit.

         7.       DURATION.  The duration of the Corporation is perpetual.

         8. PURPOSE. The Corporation is organized to do any and all things and to exercise any and all powers, rights, and privileges that a corporation may now or hereafter be organized to do or to exercise under the Tennessee Business Corporation Act, as amended from time to time.

         9. NO PREEMPTIVE RIGHTS. The shareholders of the Corporation shall not have preemptive rights.

         10. BOARD OF DIRECTORS. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of,

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a Board of Directors consisting of not fewer than three (3) nor more than eleven
(11) directors, the exact number of directors to be determined by a resolution adopted from time to time by the Board of Directors of the Corporation. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.
Each director elected at the special meeting of shareholders held on the date hereof shall be classified in the following manner: (a) the directors of Class I shall be elected to serve until the annual meeting of shareholders for the year ended December 31, 2000, (b) the directors of Class II shall be elected to serve until the annual meeting of shareholders for the year ended December 31, 1999 and (c) the directors of Class III shall be elected to serve until the annual meeting of shareholders for the year ended December 31, 1998, or until their respective successors are elected and qualified. At each annual meeting of shareholders beginning in 2000, the directors of the class whose term expires at the time of such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election or until their successors shall be elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
A director shall hold office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled by the Board of Directors.

         Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Charter applicable thereto.

         11. LIABILITY OF DIRECTORS. (a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) unlawful distributions under Section 48-18-304 of the Act, as amended from time to time.

         (b) If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         (c) Any repeal or modification of this Article 11 by the shareholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

         12. INDEMNIFICATION. (a) The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an "indemnitee"). The Corporation may, to the full extent permitted by law, purchase and maintain

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insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, both as to action in his official capacity and as to action in another capacity while holding such office. Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnitee (i) in any proceeding by the Corporation against such indemnitee; or (ii) if a judgment or other final adjudication adverse to the indemnitee establishes his liability for
(A) any breach of the duty of loyalty to the Corporation or its shareholders,
(B) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (C) unlawful distributions under
Section 48-18-304 of the Act.

         (b) The rights to indemnification and advancement of expenses set forth in paragraph 12(a) above are intended to be greater than those which are otherwise provided for in the Act, are contractual between the Corporation and the person being indemnified, his heirs, executors and administrators, and, with respect to paragraph 12(a), are mandatory, notwithstanding a person's failure to meet the standard of conduct required for permissive indemnification under the Act, as amended from time to time.

         (c) Any repeal or modification of the provisions of this paragraph 12, either directly or by the adoption of an inconsistent provision of this Amended and Restated Charter, shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification. In addition, if an amendment to the Act limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this paragraph 12 which occur subsequent to the effective date of such amendment.

         (d) The indemnification and advancement of expenses provisions of this Article 12 shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, this Charter, the Corporation's Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance, purchased by the Corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The Corporation is hereby authorized to provide for indemnification and advancement of expenses through its Bylaws, resolution of shareholders, resolution of the Board of Directors, or agreement, in addition to that provided by this Charter.

         13. BYLAWS. The Bylaws of the Corporation may be amended, altered, modified, or repealed by resolution adopted by the Board of Directors, subject to any provisions of law then applicable.

         14. SPECIAL MEETINGS OF THE SHAREHOLDERS. The Corporation shall hold a special meeting of shareholders only in the event (a) of a call of the Board of Directors of the Corporation or the officers authorized to do so by the Bylaws of the Corporation, or (b) the holders of at least ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

         15. AMENDMENT. The affirmative vote of the holders of at least three-quarters (3/4) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, modify, or to repeal the provisions of Articles 10 and 14, and this Article 15, of this Charter.

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         16.      ADOPTION.  This Amended and Restated Charter of the
Corporation was approved on November 14, 1997 by the Board of Directors and shareholders of the Corporation.

Dated:  November 14, 1997



                                      Radio Systems Corporation



                                      By:
                                         -------------------------------------
                                         Randal D. Boyd, President

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